EXHIBIT 99.1

Modtech Holdings, Inc. Brings All Periodic SEC Filings Current

June 23, 2005

Perris, California—June 23, 2005—Modtech Holdings, Inc. (Modtech) Nasdaq: MODT(E) has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

The submission of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, was delayed due to several issues including the completion of Management’s Report on Internal Controls over Financial Reporting and finalization of the audits by KPMG, Modtech’s former independent registered public accounting firm of the financial statements for the year ended December 31, 2004 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. As described more fully in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, KPMG’s reports on the above-referenced audits expressed an unqualified opinion on the 2004 financial statements and an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting as of December 31, 2004. The Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, was delayed to follow the release of the Form 10-K for the fiscal year ended December 31, 2004.

Cost overruns on the Heritage High School construction project, contracted to the Liberty Union Unified School District in Northern California, resulted in adjustments to the previously reported results for the fourth quarter and year ended December 31, 2004. These overruns are included in the 2004 results because they relate to certain contract conditions that existed as of December 31, 2004 and subsequent information obtained during April and May 2005 allowed for the refinement of the loss estimate on this contract prior to the issuance of our audited consolidated financial statements. This refinement is made pursuant to paragraph 82 of the AICPA’s Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, which states that cost estimate refinements obtained subsequent to the balance sheet date should be included as an adjustment to the un-issued financial statements. In addition to the negative impact on operating income, the resulting losses required an adjustment to the valuation reserve for our net deferred tax assets.

The Heritage project was originally contracted in October 2003 for $13.8 million. Modtech recognized in the quarter ended September 30, 2004, an estimated $4.0 million cost overrun, due to specific items such as plant labor, material costs, additional setup requirements, and transportation costs. Of the estimated $4.0 million cost overrun, $3.0 million was associated with project cost overruns in the factory and in the field, and $1.0 million was reserved for engineering tests that the Department of State Architect required on the joints supporting the corner columns of the buildings.

During January, February, and into March of 2005, there were significant pauses in the project due to additional testing called for by the owner, architect, and by the Department of State Architect. This testing, which resulted in the destruction of the units tested, had to be carried out on several units to prove that the previously-inspected and approved welding techniques were compatible with the code load requirements for this facility. The structural tests were concluded on March 20, 2005, with a result favorable to us when the Department of State Architect determined that the Modtech welding structural integrity met with all code requirements.

In addition to the $4.0 million recognized in the quarter ended September 30, 2004, Modtech has, or will incur, additional costs of $6.6 million on the Heritage project. Of the $6.6 million overrun, $0.4 million was for the additional work outside of the contract amount for which change orders will or have been submitted. Approximately $3.8 million represent costs associated with accelerating the remaining work to complete the project within the contracted timeframe, and to repair the damage caused by other destructive testing ordered by the inspectors. The majority of these costs are labor related at California prevailing wage rates. Approximately $0.5 million in cost overruns are associated with remediation of water intrusion due to the heavy winter rains of. The balance of the cost overruns is associated with quality issues that required remediation during March, April, May, and June.

The Heritage project is now substantially complete. There will be some minor punch list and project close-out work that is expected to take place in October of 2005, when the other prime contractor has completed their scope of work on the project, and Modtech is able to return and finish Modtech’s scope of work.

Because of the results of the Heritage project, actions were taken as early as September of 2004 by the new management team to insure that a project similar to Heritage will not occur again. Additional measures have been taken in 2005 to move the company’s focus away from complex, multi-story projects with a significant field construction or installation component such as Heritage. Levels of authority and restrictions on scope and project type have been in effect for several months, and as a result, the projects that have been sold in 2005, as well as those currently being bid, have a reduced scope which limits risk and provides for faster project completion.

Modtech previously released results for the year ended December 31, 2004 in a press release on March 30, 2005. Due to the impact of adjustments recorded in connection with subsequent events related to the Heritage project, the final financial statements for the year ended December 31, 2004 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been updated to reflect these adjustments. A summary of these changes are provided on the following table:

Summary Results for 2004

	Previously Released on March 30	Impact from Heritage Project	Annual Report on Form 10-K for Fiscal Year 2004
Net sales	$186,718,000	$1,524,000	$185,194,000
Cost of goods sold	183,938,000	(4,176,000)	188,114,000

Gross profit	2,780,000	(5,700,000)	(2,920,000)
Selling, general, and administrative expenses	14,495,000	—	14,495,000
(Gain) loss on sale of property and equipment	(745,000)	—	(745,000)
Covenant amortization	29,000	—	29,000

(Loss) income from operations	(10,999,000)	(5,700,000)	(16,699,000)

Other (expense) income:
Interest expense	(2,867,000)	—	(2,867,000)
Interest income	31,000	—	31,000
Other, net	881,000	—	881,000

	(1,955,000)	—	(1,955,000)

(Loss) before income taxes	(12,954,000)	(5,700,000)	(18,654,000)
Income tax benefit	5,075,000	(4,967,000)	108,000

(Loss) income	(7,879,000)	(10,667,000)	(18,546,000)

Series A preferred stock dividend	221,000	—	221,000

Net (loss) applicable to common shareholders	$(8,100,000)	($10,667,000)	$(18,767,000)

The results for the Quarter Ended March 31, 2005, as reported on the Quarterly Report on Form 10-Q for the First Quarter, 2005 are as follows:

Revenues for the quarter were $50.5 million, compared to $29.4 million for first-quarter 2004, largely spurred by incremental growth outside of the California education market. Cost of sales rose to $48.2 million, from $29.6 million for the same period last year primarily as a result of the $21.1 million of incremental revenue. Cost of sales includes approximately $1.9 million of non-recurring costs not associated with volume increases of which $0.9 million was from additional cost overruns on the Heritage project incurred in 2005, $0.6 million was for overtime in California associated with record rains for the region, and $0.4 million was due to a roofing repair required on an older project that is not yet closed.

Details of the two non-Heritage costs recorded during the first quarter follow:

•	Approximately $0.6 million in overtime for California was due to record rainfall in the State. Because of an inability to get on project sites for more than 3 weeks in January and February, on-site and in-factory overtime was necessary to accelerate projects both in the factory and in the field, resulting in increased costs associated with these projects. Actions have been taken to provide greater protection from future rain in the factory. Given that this year was the heaviest rain in history for the region, it is not expected that we will see similar rains of this magnitude or impact in the future, and that the actions taken as a result of these rains will be sufficient to prevent future lost time in manufacturing.

•	A reserve in the amount of $0.4 million for the repair of a roof on a project that was completed in 2003 was recorded in the first quarter. The excessively heavy winter rains caused the roof to leak, which require a significant repair of the roof. We anticipate that the work will be complete and the project will be closed out before the end of the third quarter, 2005.

In addition, $0.5 million associated with the financial and internal control audit work performed by our former auditors was charged to SG&A during the Quarter ended March 31, 2005. It is felt that the additional cost of sales and SG&A expenses described above are non-recurring, and that sufficient actions have been taken by management to avoid similar costs of this magnitude in the future.

Aside from the Heritage project cost overruns and the other non-recurring costs described above, the operations of the business were roughly on-track with management’s estimates for performance on the quarter. On a pro-forma basis excluding the extraordinary costs outlined above, gross margin would have been 8.4% and EBITDA would have been a positive $1.3 million.

Total backlog at April 30, 2005 was $180 million compared to $158 million a year ago. California education backlog accounted for $130 million of this backlog. As Lean Enterprise efforts continue throughout the company, there will be less focus on backlog, and more focus on throughput and pipeline. For the first quarter 2005, California booked $26.6 million of business, compared to $22.4 million in 2004. Arizona booked $5.6 million compared to $3.2 million in 2004. Texas booked $3.6 million of business compared to $1.9 million in 2005, and Florida booked $13.3 million compared to $1.9 million in first quarter of 2004.

Under the strict project size and margin requirements that have been in effect since October 2004, the projects that are being booked are at an increased gross margin, with a reduced scope and a lower field component of work. Due to the slow-turning nature of California education projects, our California business has not yet benefited significantly from the projects booked in the past 6 months. We are now finishing several older California projects bid at lower margins with greater scope and field components. As we begin to work on newer, recently booked California projects, we should begin to see an increase in gross margin attained.

Our projects in Florida have shown a significant increase in gross margin attained. For the first quarter of 2005, Florida projects attained gross margins of $2.6 million or 19.4% on $13.3 million of sales. This is compared to a gross loss of $0.7 million or a 36.6% loss in the first quarter, 2004. For the first quarter of 2005, Arizona projects attained $0.6 million in gross margin, or 10.6%, compared to $0.2 million in gross margin or 7.6% in the first quarter, 2004. Our Texas business incurred a gross loss of 7.2%, or $0.3 million, on sales of $3.6 million in the first quarter of 2005, compared to a gross loss of 13.8%, or $0.3 million in first quarter of 2004. Our California projects attained a gross loss of $0.6 million, or 2.1% on sales of $28.0 million, compared to a gross margin of $0.5 million or 2.1% in first quarter 2004.

Modtech President and Chief Executive Officer David Buckley commented: “We are clearly disappointed with the cost overruns on the Heritage project. This type of project was attractive due to the associated large revenues, but what was not understood was the complexity and associated costs of the field work necessary to complete such a project. These issues, coupled with the difficulties experienced with the other interested parties on the project, have led to a project cost overrun that cannot ever be repeated. We have put our most experienced project management personnel on this project and we are now substantially complete with this incredibly difficult project.”

“Our focus now is getting on to the work ahead of us” Buckley continued. “I am very encouraged by the progress in Florida and Arizona. Texas is starting to see an increase in volume, and California is starting recently booked projects that should produce much better numbers. The fundamentals of the business are improving on a daily basis, and we are starting to see improvements in productivity and throughput from our Lean Enterprise efforts.”

Buckley went on to state: “The losses on Heritage have lengthened our timeline for recovery. The lessons learned and the fundamental changes brought on by the project will be extremely beneficial for the business in the future. The best way we can overcome the effects of the Heritage project is to accelerate our internal improvements and deliver on our commitments for the remainder of the year. We are actively attacking costs in direct and indirect materials. We are addressing productivity and eliminating waste at every opportunity through our Lean Enterprise efforts. We are implementing metrics and controls that tie performance to targeted results at all levels of the company. We feel we are making the necessary fundamental process changes, the proof of which is in the improving financial performance of the company.”

Dennis Shogren, Modtech’s Chief Financial Officer, remarked: “The fundamental flaws in the previous business model for California education were clearly demonstrated in the Heritage project. All of the risks associated with complex projects, with multiple stories, multiple prime contractors, and a significant percentage of work in the field all came together on this project. The labor costs necessary to complete this project demonstrate very clearly the benefits of work in the factory, and the need to restrict the portion of work performed in the field.”

Shogren added “In our operations outside of California, namely Arizona, Texas, and Florida, we had a combined increase in revenues from $7.0 million in the first quarter of 2004 to $22.5 million in the first quarter of 2005. This was accompanied by an improvement in gross profit for these three regions from a loss of $0.7 million in the first quarter of 2004 to a gross profit of $2.9 million in the first quarter of 2005, or an improvement of $3.6 million in gross profit year over year.”

“These improvements were achieved in regions where the projects have a much shorter life-cycle, and the backlog turn is much faster than in California. We expect to realize improvements in California as the region works through the older backlog and begins to work on the projects booked in the same period.” Shogren said.

Shogren continued, “In April and May, we experienced an unusually high rate of employee turnover brought on by an increased level of scrutiny at the National level by the Social Security Administration and Immigration and Naturalization Service. Our second quarter results have been somewhat hampered by our difficulties in hiring and replacing our labor force, but the actions we have taken on this front in April and May should mitigate the impact.” Shogren concluded by saying: “We expect to see continued improvements into the third quarter and full year in both sales and operating income.”

The Company will hold a teleconference on June 23, 2005 at 1:30 p.m. PDT (4:30 p.m. EDT) to provide further information about the Company’s operations, financial, and business and growth strategies. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone playback will be available beginning at 5 p.m. PST on June 23. To hear the playback, call 800-642-1687 (or 706-645-9291 for international callers) and provide Conference ID 7161775.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

MODTECH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$16,660,000	$11,799,000
Contracts receivable, net, including costs in excess of billings of $10,833,000 and $9,273,000 in 2005 and 2004, respectively	46,154,000	47,450,000
Inventories	11,061,000	13,603,000
Income tax receivable	5,593,000	4,231,000
Other current assets	1,448,000	1,938,000

Total current assets	80,916,000	79,021,000

Property and equipment, net	15,311,000	15,511,000
Other assets
Restricted cash	16,898,000	10,000,000
Goodwill	71,903,000	71,903,000
Covenants not to compete, net	23,000	29,000
Debt issuance costs, net	4,200,000	2,068,000
Other assets	603,000	613,000

Total assets	$189,854,000	$179,145,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$41,790,000	$41,134,000
Billings in excess of costs	5,898,000	4,427,000
Current revolving credit line	2,748,000	16,900,000
Current maturities of long-term debt	4,000,000	5,000,000

Total current liabilities	54,436,000	67,461,000
Long-term debt, excluding current portion	43,916,000	19,756,000

Total liabilities	98,352,000	87,217,000

Shareholders’ equity:
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 14,792,764 and 14,479,082 in 2005 and 2004, respectively	148,000	145,000
Additional paid-in capital	86,071,000	83,575,000
Retained earnings	5,283,000	8,208,000

Total shareholders’ equity	91,502,000	91,928,000

	$189,854,000	$179,145,000

See accompanying notes to condensed consolidated financial statements.

MODTECH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Month Ended March 31,
	2005	2004
Net sales	$50,538,000	$29,409,000
Cost of goods sold	48,216,000	29,639,000

Gross profit (loss)	2,322,000	(230,000)
Selling, general and administrative expenses	3,887,000	2,299,000

Loss from operations	(1,565,000)	(2,529,000)

Other (expense) income:
Interest expense, net	(1,568,000)	(418,000)
Other, net	(999,000)	15,000

	(2,567,000)	(403,000)

Loss before income taxes	(4,132,000)	(2,932,000)
Income tax benefit	1,207,000	1,231,000
Net loss	$(2,925,000)	$(1,701,000)

Basic and diluted loss per common share	$(0.20)	$(0.12)

Basic and diluted weighted-average common shares outstanding	14,665,185	13,754,354

See accompanying notes to condensed consolidated financial statements.

CONTACT: Modtech Holdings, Inc.

David Buckley, 951-943-8889

Dennis Shogren, 951-943-8800

or

Silverman Heller Associates

Dan Matsui/Gene Heller, 310-208-2550